June 15, 2001






BBH Common Settlement Fund II, Inc.
63 Wall Street
New York, NY  10005

Ladies and Gentlemen:

         With respect to our investment through you for our account in the amount of US$100,000 (the "Initial Investment"), we hereby advise you that we are purchasing such Shares for investment purposes without any present intention of withdrawing or reselling.

                                Very truly yours,

                                Brown Brothers Harriman Trust Company, LLC



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